UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 4)*

                        CODORUS VALLEY BANCORP,INC.
                             (Name of Issuer)

                  COMMON STOCK, PAR VALUE $2.50 PER SHARE
                      (Title of Class of Securities)

                               192-025-10-4
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 192-025-10-4
                                    13G

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    PEOPLES BANK OF GLEN ROCK TRUST DEPARTMENT

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)____
                                                             (b)____
    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    COMMONWEALTH OF PENNSYLVANIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5.  SOLE VOTING POWER         60,120.
        6.  SHARED VOTING POWER       17,033.
        7.  SOLE DISPOSITIVE POWER    74,340.
        8.  SHARED DISPOSITIVE POWER       0.

9.  AGGREGRATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      77,153.

10.  CHECK BOX IF THE AGGREGRATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.75%

12.  TYPE OF REPORTING PERSON*

     BK*

                   *SEE INSTRUCTION BEFORE FILLING OUT!

*BANK TRUST DEPARTMENT

Reporting Person

                               SCHEDULE 13G

Filed by:           Peoples Bank of Glen Rock Trust Department

With:               Securities and Exchange Commission
                    Washington, D. C. 20549

Calendar Year:      1995
Covered

Item 1 (a)          Name of Issuer:
                    Codorus Valley Bancorp, Inc.

Item 1 (b)          Address of Issuer's Principal Executive
                    Offices:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (a)          Name of Person Filing:
                    Peoples Bank of Glen Rock Trust Department

Item 2 (b)          Address of Principal Business Office or, if
                    none, Residence:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (c)          Citizenship:
                    Commonwealth of Pennsylvania

Item 2 (d)          Title of Class of Securities:
                    Common Stock, par value $2.50 per share

Item 2 (e)          CUSIP Number:
                    192 025 104

Item 3              If this statement is filed pursuant to
                    Rule 13d-1(b), or 13d-2(b). check whether the person filing is a:

     (a)            Broker or dealer registered under Section  15
                    of the Act.

     (b)   XX       Bank as defined in Section 3(a)(6) of the Act.

     (c)            Insurance company as defined in
                    Section 3 (a) (19) of the Act.

     (d) Investment company registered under Section 8 of the Investment Company Act.

     (e) Investment adviser registered under Section 203 of Section 203 of the Investment Advisers Act of 1940.

     (f) Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F).

     (g) Parent holding company in accordance with 240.13d-1(b) (ii) (G). (Note: See Item 7.)

     (h)            Group in accordance with  240.13d-1(b) (1) (ii) (H).


Item 4              Ownership (as of December 31, 1995):

     (a)   Amount Beneficially owned:
           77,153 shares of Common Stock, par value $2.50 per share.

     (b)   Percent of Class:      7.75%

     (c)   Number of Shares as to which such person has:

           (i) Sole power to vote or to direct the vote: 60,120.
          (ii) Shared power to vote or to direct the vote: 17,033.
         (iii) Sole power to dispose or to direct the disposition of: 74,340.
          (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5              Ownership of 5% or Less of a Class:
                    Not Applicable

Item 6              Ownership of More than 5% on Behalf of Another Person:
                    57,307 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in its fiduciary capacity; the Trust Department has sole voting and dispositive power over these shares. 17,033 shares of the issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in one Trust account which provides for the Bank to exercise sole dispositive power; the Trust Department has shared voting power over these shares. 2,813 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in agency accounts which provide for the Bank to exercise sole voting power; the Trust Department has no dispositive power over these shares.

Item 7              Identification and Classification of the
                    Subsidiary which acquired the security being reported on by the parent holding company:
                    Not Applicable

Item 8 Identification and Classification of Members of the Group:
                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    Not Applicable

Item 10             Certification:
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  2/8/96                      /s/ Bruce A. Lamborne
                                   Bruce A. Lamborne
                                   Vice President
                                   Peoples Bank of Glen Rock
                                   Trust Department

                        The following is a copy of:


                       SCHEDULE 13G AMENDMENT NO. 3

                      (as previously filed on paper)

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 3)*

                        CODORUS VALLEY BANCORP,INC.
                             (Name of Issuer)

                  COMMON STOCK, PAR VALUE $2.50 PER SHARE
                      (Title of Class of Securities)

                               192-025-10-4
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 192-025-10-4
                                    13G

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    PEOPLES BANK OF GLEN ROCK TRUST DEPARTMENT

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)____
                                                             (b)____
    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    COMMONWEALTH OF PENNSYLVANIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5.  SOLE VOTING POWER         56,047.
        6.  SHARED VOTING POWER       16,222.
        7.  SOLE DISPOSITIVE POWER    70,228.
        8.  SHARED DISPOSITIVE POWER       0.

9.  AGGREGRATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      72,269.

10.  CHECK BOX IF THE AGGREGRATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.54%

12.  TYPE OF REPORTING PERSON*

     BK*

                   *SEE INSTRUCTION BEFORE FILLING OUT!

*BANK TRUST DEPARTMENT

Reporting Person

                               SCHEDULE 13G

Filed by:           Peoples Bank of Glen Rock Trust Department

With:               Securities and Exchange Commission
                    Washington, D. C. 20549

Calendar Year:      1994
Covered

Item 1 (a)          Name of Issuer:
                    Codorus Valley Bancorp, Inc.

Item 1 (b)          Address of Issuer's Principal Executive
                    Offices:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (a)          Name of Person Filing:
                    Peoples Bank of Glen Rock Trust Department

Item 2 (b)          Address of Principal Business Office or, if
                    none, Residence:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (c)          Citizenship:
                    Commonwealth of Pennsylvania

Item 2 (d)          Title of Class of Securities:
                    Common Stock, par value $2.50 per share

Item 2 (e)          CUSIP Number:
                    192 025 104

Item 3              If this statement is filed pursuant to
                    Rule 13d-1(b), or 13d-2(b). check whether the person filing is a:

     (a)            Broker or dealer registered under Section  15
                    of the Act.

     (b)   XX       Bank as defined in Section 3(a)(6) of the Act.

     (c)            Insurance company as defined in
                    Section 3 (a) (19) of the Act.

     (d) Investment company registered under Section 8 of the Investment Company Act.

     (e) Investment adviser registered under Section 203 of Section 203 of the Investment Advisers Act of 1940.

     (f) Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F).

     (g) Parent holding company in accordance with 240.13d-1(b) (ii) (G). (Note: See Item 7.)

     (h)            Group in accordance with  240.13d-1(b) (1) (ii) (H).


Item 4              Ownership (as of December 31, 1994):

     (a)   Amount Beneficially owned:
           72,269 shares of Common Stock, par value $2.50 per share.

     (b)   Percent of Class:      7.54%

     (c)   Number of Shares as to which such person has:

           (i) Sole power to vote or to direct the vote: 56,047.
          (ii) Shared power to vote or to direct the vote: 16,222.
         (iii) Sole power to dispose or to direct the disposition of: 70,228.
          (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5              Ownership of 5% or Less of a Class:
                    Not Applicable

Item 6              Ownership of More than 5% on Behalf of Another Person:
                    50,216 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in its fiduciary capacity; the Trust Department has sole voting and dispositive power over these shares. 16,222 shares of the issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in one Trust account which provides for the Bank to exercise sole dispositive power; the Trust Department has shared voting power over these shares. 2,041 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in one agency account which provides for the Bank to exercise sole voting power; the Trust Department has no dispositive power over these shares. 3,790 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department as custodian for five IRA accounts; the Investment Management Agreement for these accounts provides the Bank with both sole dispositive and sole voting powers.

Item 7              Identification and Classification of the
                    Subsidiary which acquired the security being reported on by the parent holding company:
                    Not Applicable

Item 8 Identification and Classification of Members of the Group:
                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    Not Applicable

Item 10             Certification:
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  2/8/95                      /s/ Bruce A. Lamborne
                                   Bruce A. Lamborne
                                   Vice President
                                   Peoples Bank of Glen Rock
                                   Trust Department

                        The following is a copy of:


                       SCHEDULE 13G AMENDMENT NO. 2

                      (as previously filed on paper)

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 2)*

                        CODORUS VALLEY BANCORP,INC.
                             (Name of Issuer)

                  COMMON STOCK, PAR VALUE $2.50 PER SHARE
                      (Title of Class of Securities)

                                192-025-104
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 192-025-104
                                    13G

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    PEOPLES BANK OF GLEN ROCK TRUST DEPARTMENT

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)____
                                                             (b)____
    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    COMMONWEALTH OF PENNSYLVANIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5.  SOLE VOTING POWER         52,072.
        6.  SHARED VOTING POWER       16,222.
        7.  SOLE DISPOSITIVE POWER    66,253.
        8.  SHARED DISPOSITIVE POWER       0.

9.  AGGREGRATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      68,294.

10.  CHECK BOX IF THE AGGREGRATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.13%

12.  TYPE OF REPORTING PERSON*

     BK*

                   *SEE INSTRUCTION BEFORE FILLING OUT!

*BANK TRUST DEPARTMENT

Reporting Person

                               SCHEDULE 13G

Filed by:           Peoples Bank of Glen Rock Trust Department

With:               Securities and Exchange Commission
                    Washington, D. C. 20549

Calendar Year:      1993
Covered

Item 1 (a)          Name of Issuer:
                    Codorus Valley Bancorp, Inc.

Item 1 (b)          Address of Issuer's Principal Executive
                    Offices:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (a)          Name of Person Filing:
                    Peoples Bank of Glen Rock Trust Department

Item 2 (b)          Address of Principal Business Office or, if
                    none, Residence:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (c)          Citizenship:
                    Commonwealth of Pennsylvania

Item 2 (d)          Title of Class of Securities:
                    Common Stock, par value $2.50 per share

Item 2 (e)          CUSIP Number:
                    192 025 104

Item 3              If this statement is filed pursuant to
                    Rule 13d-1(b), or 13d-2(b). check whether the person filing is a:

     (a)            Broker or dealer registered under Section  15
                    of the Act.

     (b)   XX       Bank as defined in Section 3(a)(6) of the Act.

     (c)            Insurance company as defined in
                    Section 3 (a) (19) of the Act.

     (d) Investment company registered under Section 8 of the Investment Company Act.

     (e) Investment adviser registered under Section 203 of Section 203 of the Investment Advisers Act of 1940.

     (f) Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F).

     (g) Parent holding company in accordance with 240.13d-1(b) (ii) (G). (Note: See Item 7.)

     (h)            Group in accordance with  240.13d-1(b) (1) (ii) (H).


Item 4              Ownership (as of December 31, 1993):

     (a)   Amount Beneficially owned:
           68,294 shares of Common Stock, par value $2.50 per share.

     (b)   Percent of Class:      7.13%

     (c)   Number of Shares as to which such person has:

           (i) Sole power to vote or to direct the vote: 52,072.
          (ii) Shared power to vote or to direct the vote: 16,222.
         (iii) Sole power to dispose or to direct the disposition of: 66,253.
          (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5              Ownership of 5% or Less of a Class:
                    Not Applicable

Item 6              Ownership of More than 5% on Behalf of Another Person:
                    49,506 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in its fiduciary capacity; the Trust Department has sole voting and dispositive power over these shares. 16,222 shares of the issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in one Trust account which provides for the Bank to exercise sole dispositive power; the Trust Department has shared voting power over these shares. 2,041 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in one agency account which provides for the Bank to exercise sole voting power; the Trust Department has no dispositive power over these shares. 525 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department as custodian for one IRA account; the Investment Management Agreement for this account provides the Bank with both sole dispositive and sole voting powers.

Item 7              Identification and Classification of the
                    Subsidiary which acquired the security being reported on by the parent holding company:
                    Not Applicable

Item 8 Identification and Classification of Members of the Group:
                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    Not Applicable

Item 10             Certification:
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  2/1/94                      /s/ Bruce A. Lamborne
                                   Bruce A. Lamborne
                                   Vice President
                                   Peoples Bank of Glen Rock
                                   Trust Department

                        The following is a copy of:


                       SCHEDULE 13G AMENDMENT NO. 1

                      (as previously filed on paper)

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*

                        CODORUS VALLEY BANCORP,INC.
                             (Name of Issuer)

                  COMMON STOCK, PAR VALUE $2.50 PER SHARE
                      (Title of Class of Securities)

                                192 025 104
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 192 025 104
                                    13G

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    PEOPLES BANK OF GLEN ROCK TRUST DEPARTMENT

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)____
                                                             (b)____
    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    COMMONWEALTH OF PENNSYLVANIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5.  SOLE VOTING POWER         32,306.
        6.  SHARED VOTING POWER       15,450.
        7.  SOLE DISPOSITIVE POWER    45,812.
        8.  SHARED DISPOSITIVE POWER

9.  AGGREGRATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      47,756.

10.  CHECK BOX IF THE AGGREGRATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.23%

12.  TYPE OF REPORTING PERSON*

     BK*

                   *SEE INSTRUCTION BEFORE FILLING OUT!

*BANK TRUST DEPARTMENT

Reporting Person

                               SCHEDULE 13G

Filed by:           Peoples Bank of Glen Rock Trust Department

With:               Securities and Exchange Commission
                    Washington, D. C. 20549

Calendar Year:      1992
Covered

Item 1 (a)          Name of Issuer:
                    Codorus Valley Bancorp, Inc.

Item 1 (b)          Address of Issuer's Principal Executive
                    Offices:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (a)          Name of Person Filing:
                    Peoples Bank of Glen Rock Trust Department

Item 2 (b)          Address of Principal Business Office or, if
                    none, Residence:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (c)          Citizenship:
                    Commonwealth of Pennsylvania

Item 2 (d)          Title of Class of Securities:
                    Common Stock, par value $2.50 per share

Item 2 (e)          CUSIP Number:
                    192 025 104

Item 3              If this statement is filed pursuant to
                    Rule 13d-1(b), or 13d-2(b). check whether the person filing is a:

     (a)            Broker or dealer registered under Section  15
                    of the Act.

     (b)   XX       Bank as defined in Section 3(a)(6) of the Act.

     (c)            Insurance company as defined in
                    Section 3 (a) (19) of the Act.

     (d) Investment company registered under Section 8 of the Investment Company Act.

     (e) Investment adviser registered under Section 203 of Section 203 of the Investment Advisers Act of 1940.

     (f) Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F).

     (g) Parent holding company in accordance with 240.13d-1(b) (ii) (G). (Note: See Item 7.)

     (h)            Group in accordance with  240.13d-1(b) (1) (ii) (H).


Item 4              Ownership (as of December 31, 1992):

     (a)   Amount Beneficially owned:
           47,756 shares of Common Stock, par value $2.50 per share.

     (b)   Percent of Class:      5.23%

     (c)   Number of Shares as to which such person has:

           (i) Sole power to vote or to direct the vote: 32,306.
          (ii) Shared power to vote or to direct the vote: 15,450.
         (iii) Sole power to dispose or to direct the disposition of: 45,812.
          (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5              Ownership of 5% or Less of a Class:
                    Not Applicable

Item 6              Ownership of More than 5% on Behalf of Another Person:
                    29,862 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in its fiduciary capacity; the Trust Department has sole voting and dispositive power over these shares. 15,540 shares of the issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in one Trust account which provides for the Bank to exercise sole dispositive power; the Trust Department has shared voting power over these shares. 1,944 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in one agency account which provides for the Bank to exercise sole voting power; the Trust Department has no dispositive power over these shares. 500 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department as custodian for one IRA account; the Investment Management Agreement for this account provides the Bank with both sole dispositive and sole voting powers.

Item 7              Identification and Classification of the
                    Subsidiary which acquired the security being reported on by the parent holding company:
                    Not Applicable

Item 8 Identification and Classification of Members of the Group:
                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    Not Applicable

Item 10             Certification:
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  2/8/93                      /s/ Bruce A. Lamborne
                                   Bruce A. Lamborne
                                   Vice President
                                   Peoples Bank of Glen Rock
                                   Trust Department

                        The following is a copy of:


                               SCHEDULE 13G

                      (as previously filed on paper)

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No.   )*

                        CODORUS VALLEY BANCORP,INC.
                             (Name of Issuer)

                  COMMON STOCK, PAR VALUE $2.50 PER SHARE
                      (Title of Class of Securities)

                                192 025 104
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement _XX_. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 192 025 104
                                    13G

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    PEOPLES BANK OF GLEN ROCK TRUST DEPARTMENT

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)____
                                                             (b)____
    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    COMMONWEALTH OF PENNSYLVANIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5.  SOLE VOTING POWER         46,756.
        6.  SHARED VOTING POWER            0.
        7.  SOLE DISPOSITIVE POWER    44,812.
        8.  SHARED DISPOSITIVE POWER       0.

9.  AGGREGRATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      46,756.

10.  CHECK BOX IF THE AGGREGRATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.12%

12.  TYPE OF REPORTING PERSON*

     BK*

                   *SEE INSTRUCTION BEFORE FILLING OUT!

*BANK TRUST DEPARTMENT

Reporting Person

                               SCHEDULE 13G

Filed by:           Peoples Bank of Glen Rock Trust Department

With:               Securities and Exchange Commission
                    Washington, D. C. 20549

Calendar Year:      1991
Covered

Item 1 (a)          Name of Issuer:
                    Codorus Valley Bancorp, Inc.

Item 1 (b)          Address of Issuer's Principal Executive
                    Offices:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (a)          Name of Person Filing:
                    Peoples Bank of Glen Rock Trust Department

Item 2 (b)          Address of Principal Business Office or, if
                    none, Residence:
                    One Manchester Street
                    P. O. Box 67
                    Glen Rock, PA 17327

Item 2 (c)          Citizenship:
                    Commonwealth of Pennsylvania

Item 2 (d)          Title of Class of Securities:
                    Common Stock, par value $2.50 per share

Item 2 (e)          CUSIP Number:
                    192 025 104

Item 3              If this statement is filed pursuant to
                    Rule 13d-1(b), or 13d-2(b). check whether the person filing is a:

     (a)            Broker or dealer registered under Section  15
                    of the Act.

     (b)   XX       Bank as defined in Section 3(a)(6) of the Act.

     (c)            Insurance company as defined in
                    Section 3 (a) (19) of the Act.

     (d) Investment company registered under Section 8 of the Investment Company Act.

     (e) Investment adviser registered under Section 203 of Section 203 of the Investment Advisers Act of 1940.

     (f) Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F).

     (g) Parent holding company in accordance with 240.13d-1(b) (ii) (G). (Note: See Item 7.)

     (h)            Group in accordance with  240.13d-1(b) (1) (ii) (H).


Item 4              Ownership (as of December 31, 1991):

     (a)   Amount Beneficially owned:
           46,756 shares of Common Stock, par value $2.50 per share.

     (b)   Percent of Class:      5.12%

     (c)   Number of Shares as to which such person has:

           (i) Sole power to vote or to direct the vote: 46,756.
          (ii) Shared power to vote or to direct the vote: 0.
         (iii) Sole power to dispose or to direct the disposition of: 44,812.
          (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5              Ownership of 5% or Less of a Class:
                    Not Applicable

Item 6              Ownership of More than 5% on Behalf of Another Person:
                    44,312 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in its fiduciary capacity; the Trust Department has sole voting and dispositive power over these shares. 1,944 shares of the issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock Trust Department in one agency account which provides for the Bank to exercise sole voting power; the Trust Department has no dispositive power over these shares. 500 shares of the Issuer that are "beneficially owned" by Peoples Bank of Glen Rock are held by Peoples Bank of Glen Rock
                    Trust Department as custodian for one IRA account; the

                    Investment Management Agreement for this account provides the Bank with both sole dispositive and sole voting powers.

Item 7              Identification and Classification of the
                    Subsidiary which acquired the security being reported on by the parent holding company:
                    Not Applicable

Item 8 Identification and Classification of Members of the Group:
                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    Not Applicable

Item 10             Certification:
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  2/12/92                     /s/ Bruce A. Lamborne
                                   Bruce A. Lamborne
                                   Vice President
                                   Peoples Bank of Glen Rock
                                   Trust Department